Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Summit Hotel Properties, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-179503, 333-179828, 333-187227, and 333-187624) and Form S-8 (File No. 333-172145) of Summit Hotel Properties, Inc. of our report dated November 19, 2014, with respect to the balance sheet of the Hampton Inn & Suites Austin—Downtown/ Convention Center as of December 31, 2013, and the related statements of comprehensive income, owners’ equity in the Hotel, and cash flows for the year ended December 31, 2013.

/s/ Ernst & Young, LLP

Austin, Texas

November 24, 2014